TENZER GREENBLATT LLP
                             The Chrysler Building
                              405 Lexington Avneue
                            New York, New York 10174
                                (212) 885-5000          New Jersey Office
                                                 Tenzer, Greenblatt & Zunz, P.A.
                                                          15 Warren Street
                                                       Hackensack, N.J.  07601
                                                           (201) 487-7511
JOSHUA M. JAFFE              CABLE:  "TENGRAN NEW YORK"
Direct Dial:                 FACSIMILE:  (212) 885-5001
(212) 885-5425


                                                  March 27, 1998


VIA EDGAR AND FACSIMILE

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                  Re:      SCNV Acquisition Corp.
                           Withdrawal of Form 8-A 12(g)
                           SEC File # 000-29624

Dear Sir/Madam:

     On behalf of SCNV Acquisition Corp. (the "Company"), we are hereby withdrawing the registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on January 27, 1998 (SEC File No. 000-29624).

     Please contact the undersigned with any questions regarding the foregoing.


                                                              Very truly yours,

                                                           TENZER GREENBLATT LLP

                                                            /s/ Joshua M. Jaffe

                                                                Joshua M. Jaffe


cc:  Mr. James Budge